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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Markel Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(4)	Date Filed:

Notice of Annual Meeting of Shareholders

To the Shareholders of Markel Corporation:

Notice is hereby given that the 2008 Annual Meeting of Shareholders of Markel Corporation (the “Company”) will be held at The Jefferson Hotel, Franklin & Adams Streets, Richmond, Virginia, on Tuesday, May 13, 2008, starting at 4:30 p.m.

The purposes for which the meeting is being held are:

1. To elect a Board of Directors consisting of nine persons to serve until the next annual meeting of shareholders;

2. To ratify the selection of KPMG LLP by the Audit Committee of the Board of Directors as the Company’s independent registered public accounting firm for the year ending December 31, 2008;

3. To approve performance criteria under the Company’s Omnibus Incentive Plan; and

4. To transact such other business as may properly come before the meeting.

It is important that your shares be represented and voted. Shareholders, whether or not they expect to attend the meeting in person, are requested to date, sign and return the accompanying proxy card in the envelope provided, on which no postage is needed if mailed in the United States.

A copy of the Company’s Annual Report to Shareholders for the year ended December 31, 2007 is being mailed to you with this Notice and the Proxy Statement.

You are cordially invited to attend the meeting. Directions to attend the meeting may be obtained by writing Bruce Kay, Vice President of Investor Relations, at 4521 Highwoods Parkway, Glen Allen, Virginia, 23060, or by calling (800) 446-6671.

By	Order of the Board of Directors

D. Michael Jones
Secretary

March 24, 2008

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE 2008 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 13, 2008

The Company’s Proxy Statement for the 2008 Annual Meeting of Shareholders and the Company’s Annual Report to Shareholders and Annual Report on Form 10-K for the fiscal year ended December 31, 2007 are available at www.markelcorp.com/proxymaterials.

4521 Highwoods Parkway

Glen Allen, Virginia 23060

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 13, 2008

The accompanying proxy is solicited by the Board of Directors of Markel Corporation for use at the Annual Meeting of Shareholders of the Company to be held May 13, 2008, or any adjournments of the meeting, for the purposes set forth in this Proxy Statement and the attached Notice of Annual Meeting of Shareholders. This Proxy Statement and the related form of proxy are first being mailed to the shareholders of the Company on or about March 24, 2008.

Record Date

The Board of Directors has fixed the close of business on March 7, 2008, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournments. Each holder of record of the Company’s Common Stock, no par value (the “Common Stock”), on the record date will be entitled to one vote for each share registered in his or her name with respect to each matter properly brought before the meeting. As of the close of business on the record date, 9,937,143 shares of Common Stock were outstanding and entitled to vote at the meeting. A majority of the outstanding shares on the record date constitutes a quorum for the meeting. Abstentions and broker non-votes are counted in determining a quorum.

Solicitation

If sufficient proxies are not returned in response to this solicitation, supplementary solicitations may also be made by mail, telephone, electronic communication or personal interview by directors, officers and employees of the Company, none of whom will receive additional compensation for these services. The Company may retain an outside proxy solicitation firm to assist in the solicitation of proxies, but at this time does not have plans to do so. Costs of solicitation of proxies will be borne by the Company, which will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in forwarding proxy materials to the beneficial owners of shares held by them.

Proxies

The shares represented by all properly executed proxies received by the Secretary of the Company will be voted as set forth in the proxy. Any proxy may be revoked at any time before the shares to which it relates are voted, either by written notice (which may be in the form of a substitute proxy bearing a later date delivered to the secretary of the meeting) or by attending the meeting and voting in person.

Votes Required

In the election of directors, the nine nominees receiving the greatest number of votes will be elected even if they do not receive a majority. The ratification of appointment of the Company’s independent registered public accounting firm and the approval of performance criteria for the Omnibus Incentive Plan each require more votes in favor than votes against. Abstentions and broker non-votes will not be counted as a vote in favor or against and therefore will not affect the outcome.

ELECTION OF DIRECTORS

Nominees

A board of nine directors will be elected at the meeting to serve until the next annual meeting of shareholders and the election and qualification of their successors. The Company’s Board of Directors currently consists of nine directors. All of the directors were elected by the shareholders at the 2007 Annual Meeting. All Board members attended the 2007 Annual Meeting, and all are expected to attend the 2008 Annual Meeting, absent unusual circumstances.

Each of the nominees has consented to being named as a nominee in this Proxy Statement, has agreed to serve if elected, and has furnished to the Company the information set forth in the following table.

The Board of Directors recommends a vote FOR the election of the nine nominees named below. It is expected that each of the nominees will be able to serve, but if any nominee is unable to serve for any reason (which is not now anticipated), the Board of Directors will name a substitute nominee, and the proxies will vote for that person.

Name, Age, Positions with the Company or Principal Occupation For Past Five Years, and Other Information	Director Since

ALAN I. KIRSHNER, 72 Chairman of the Board of Directors and Chief Executive Officer since September 1986.	1978

ANTHONY F. MARKEL, 66 President and Chief Operating Officer since March 1992. Director, Hilb Rogal & Hobbs Company.	1978

STEVEN A. MARKEL, 59 Vice Chairman since March 1992. Director, S&K Famous Brands, Inc.	1978

J. ALFRED BROADDUS, JR., 68 Private Investor; President, Federal Reserve Bank of Richmond, 1993-2004. Director, Albemarle Corporation, Owens & Minor, Inc. and T. Rowe Price Group Inc.	2004

DOUGLAS C. EBY, 48 Chairman and Chief Executive Officer, TimePartners LLC, an investment advisory firm, since November 2006; President, Torray LLC, an independent money management firm, 1992-October 2007. Director, CBRE Realty Finance, Inc. and Level 3 Communications, Inc.	2001

LESLIE A. GRANDIS, 63 Partner, McGuireWoods LLP, Richmond, Virginia, attorneys-at-law, since 1974.	1987

STEWART M. KASEN, 68 Retired; President and Chief Executive Officer, S&K Famous Brands, Inc., a clothing retailer headquartered in Richmond, Virginia, April 2002-May 2007. Director, Lenox Group, Inc.	1987

LEMUEL E. LEWIS, 61 Retired; Executive Vice President and Chief Financial Officer, Landmark Communications, Inc., a privately held media company, January 2000-July 2006. Director, Federal Reserve Bank of Richmond, Dollar Tree Stores, Inc., Landmark Communications, Inc. and Pelmorex, Inc.	2007

JAY M. WEINBERG, 75 Chairman Emeritus, Hirschler Fleischer, a professional corporation, attorneys-at-law; member of firm since 1959. Director, First Capital Bank.	2003

Section 16(a) Beneficial Ownership Reporting Compliance

Due to inadvertent oversight, the sale on July 20, 2007 of 60 shares by a trust established for the benefit of Anthony F. Markel’s child was reported late on Form 4 on January 14, 2008.

Family Relationships

Anthony F. Markel and Steven A. Markel are first cousins.

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

KPMG LLP has been selected by the Audit Committee of the Board of Directors as the independent registered public accountants of the Company for the current fiscal year, subject to ratification by the shareholders. Representatives of KPMG LLP are expected to be present at the 2008 Annual Meeting, will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions from shareholders. If the shareholders do not ratify the selection of KPMG LLP, the selection of another firm will be considered by the Audit Committee. The Board of Directors recommends a vote FOR ratification of the selection of KPMG LLP as the Company’s independent registered public accountants for the current fiscal year.

Total Payments

Total payments by the Company to KPMG LLP for 2007 and 2006 were $4,023,238 and $4,100,020, respectively. Further details are set forth below.

Audit Fees

The aggregate fees billed to the Company by KPMG LLP for audit services for 2007 and 2006 were $3,482,543 and $3,913,227, respectively.

Audit-Related Fees

The aggregate fees billed to the Company by KPMG LLP for audit-related services for 2007 and 2006 and not otherwise reported in the preceding paragraph, primarily for employee benefit plan audits, were $70,400 and $59,585, respectively.

Tax Fees

The aggregate fees billed to the Company by KPMG LLP for tax services for 2007 and 2006 were $411,115 and $73,751, respectively, primarily for assistance with implementation of FASB Interpretation No. 48 (which accounted for most of the increase between 2006 and 2007), tax planning, tax compliance and expatriate tax services.

All Other Fees

The aggregate fees billed to the Company by KPMG LLP for all other services for 2007 and 2006, primarily for actuarial certifications, were $59,180 and $53,457, respectively.

Pre-approval of Services

The Audit Committee pre-approves all audit services and permitted non-audit services to be performed by KPMG LLP. The Audit Committee has delegated authority for pre-approval between meetings to one or more of its members, provided any decision to grant pre-approval is presented to the full committee at its next scheduled meeting.

APPROVAL OF PERFORMANCE CRITERIA UNDER THE OMNIBUS INCENTIVE PLAN

At the 2003 Annual Meeting, the shareholders approved the Markel Corporation Omnibus Incentive Plan (the “Plan”), which gives the Board of Directors the ability to provide incentives through issuance of cash, stock, restricted stock, and other stock-based awards.

The Company is submitting for re-approval by the shareholders the same performance criteria currently in the Plan. Section 162(m) of the Internal Revenue Code (the “Code”) requires shareholder approval every five years in order for the performance-based compensation under the awards to be deductible by the Company.

The principal features of the Plan are summarized below. Unless otherwise defined, capitalized terms have the meanings given them in the Plan.

General

The Plan provides for grants or awards of Restricted Stock, Restricted Stock Units, Performance Grants, and Stock Awards (collectively, “Incentive Awards”). The Plan does not authorize grants of stock options. Present and future employees of the Company and its subsidiaries and the Company’s outside directors are eligible to receive Incentive Awards under the Plan.

Stock Subject to Plan; Adjustments

The Board has reserved a total of 150,000 shares of Common Stock for use under the Plan, of which 43,330 are currently subject to Incentive Awards and 106,670 remain available for grant. If an Incentive Award expires, terminates without a delivery of shares (e.g., the award is settled in cash) or results in the forfeiture of shares back to the Company, the shares subject to the award will become available for further awards under the Plan.

Shares issued under the Plan through the settlement, assumption, or substitution of outstanding awards or obligations to grant future awards as a condition of acquiring another entity will not reduce the maximum number of shares available under the Plan. In addition, the number of shares subject to the Plan (and the number of shares and terms of any Incentive Award) may be adjusted for any change in the outstanding Common Stock by reason of any stock dividend, spin-off, split-up, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation, liquidation, business combination or exchange of shares or similar transaction.

Limitations on Incentive Awards

No more than 50,000 shares of Common Stock may be allocated to Incentive Awards granted or awarded to any individual participant during any 36-month period.

The maximum cash payment that can be made for all Incentive Awards granted to any one individual under the Plan will be $2,000,000 times the number of 12-month periods in any performance cycle for any single or combined performance goals. Any amount that is deferred by a participant is subject to this limit in the year in which the deferral is made but not in any later year in which payment is made.

Administration

The Compensation Committee of the Board of Directors, or a subcommittee of the Compensation Committee (the “Committee”), administers the Plan. Each member of the Compensation Committee or its subcommittee, which must have at least two members, must meet the standards of independence necessary to be classified as an “outside director” for purposes of Section 162(m) of the Code and a non-employee director for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Subject to the terms of the Plan, the Committee will have authority to determine the terms of Incentive Awards.

Restricted Stock Awards

The Plan authorizes the grant of Restricted Stock awards on terms and conditions established by the Committee, which may include performance conditions as described under “Performance Grants.” The terms and conditions will include the designation of a Restriction Period during which the shares are not transferable and are subject to forfeiture.

Restricted Stock Units

Restricted Stock Units may be granted on the terms and conditions established by the Committee, including conditioning the grant itself or the lapse of restrictions on the achievement of one or more performance conditions as described under “Performance Grants.” No shares are issued at the time of grant of Restricted Stock Units. Rather, upon lapse of the restrictions, a Restricted Stock Unit entitles a participant to receive a share of Common Stock or a cash amount equal to the fair market value of a share of Common Stock on the date the restrictions lapse.

Performance Grants

The Committee may make Performance Grants to any participant. Each Performance Grant will contain performance goals for the award established by the Committee, including the performance criteria to be used, the target and maximum amounts payable, and other terms and conditions. In the case of a participant whom the Committee determines is or may become a “covered employee” within the meaning of Section 162(m) of the Code during the period of a Performance Grant, performance criteria will consist of one or more of the following as determined by the Committee: book value; underwriting loss ratio; underwriting combined ratio; expense ratio; investment return; return on invested capital (ROIC); free cash flow; value added (ROIC less cost of capital multiplied by capital); total shareholder return; economic value added (net operating profit after tax less cost of capital); operating ratio; cost reduction (or limits on cost increases); debt to capitalization; debt to equity; earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share (including or excluding nonrecurring items); earnings per share before extraordinary items; income from operations (including or excluding nonrecurring items); income from operations compared to capital spending; net income (including or excluding nonrecurring items, extraordinary items and/or the cumulative effect of accounting changes); net sales; price per share of Common Stock; return on assets; return on capital employed; return on equity; return on investment; return on sales; and sales volume. For a participant who is not a covered employee, a performance condition may relate to subjective performance factors established by the Committee. Each Performance Grant to a covered employee will be granted and administered to comply with the requirements of Section 162(m) of the Code.

The Committee will make all determinations regarding the achievement of performance goals. The performance goals for any Performance Grant made to a covered employee may be increased, but not decreased, by the Committee during the related performance period. Actual payments to a participant under a Performance Grant will be calculated by applying the achievement of the performance criteria or factors to the performance goal. Performance Grants will be payable in cash, shares of Common Stock or a combination of cash and shares of Common Stock. The Committee may not increase the amount payable upon achievement of the performance goals but may reduce or eliminate such payments except as otherwise provided in the terms of the Performance Grant.

Stock Awards

The Plan authorizes the making of Stock Awards under which the participant will become entitled to receive shares of Common Stock upon the satisfaction of the terms and conditions of the award. The Committee will establish the number of shares of Common Stock to be awarded and the terms and conditions applicable to each Stock Award, including any performance conditions.

Grants to Outside Directors

The Board of Directors has the authority to select outside directors to receive Incentive Awards and to determine the type of Incentive Award to be made, the terms and conditions of the awards and the number of shares of Common Stock to be allocated to the awards.

Change in Control

If a participant is involuntarily terminated without Cause, or voluntarily terminates with Good Reason, within 12 months after a Change in Control, all terms and conditions on Restricted Stock and Restricted Stock Units will be deemed satisfied and fully vested, and all Performance Grants and Stock Awards will be deemed to be fully earned and to be immediately payable.

Duration, Amendment and Termination

Unless sooner terminated by the Board of Directors, the Plan will terminate on March 5, 2013. No Incentive Awards may be made under the Plan after its termination.

The Board may amend the Plan as it deems advisable, except that no change may be made that increases the total number of shares of Common Stock reserved for issuance under Incentive Awards unless authorized by the Company’s shareholders (or as described above under “Stock Subject to Plan; Adjustments”). A termination or amendment of the Plan will not, without the consent of the participant, adversely affect a participant’s rights under a previously granted Incentive Award.

Restrictions on Transfer; Deferral

Except as otherwise permitted by the Committee and provided in the Incentive Award, Incentive Awards may not be transferred or exercised by another person except by will or by the laws of descent and distribution. The Committee may permit participants to elect to defer the issuance of Common Stock or the settlement of awards in cash under the Plan.

New Plan Benefits

Benefits under the Plan for 2008 are not determinable at this time. For 2007, non-management directors received stock awards under the Plan as shown in the table under “Corporate Governance—Compensation of Non-employee Directors.” Messrs. Gayner, Springman and Whitt received Restricted Stock Units under the Plan for 2007 as described under “Executive Compensation—Stock Awards.” Non-executive officer employees as a group received grants of 5,536 Restricted Stock Units for 2007.

Recommendation

The Board of Directors recommends a vote FOR this proposal.

PRINCIPAL SHAREHOLDERS

The following table and footnotes set forth information with respect to beneficial ownership of equity securities of the Company as of February 26, 2008, except as otherwise noted, by (i) each director; (ii) each executive officer named in the Summary Compensation Table; (iii) each person known to the Company to be the beneficial owner of more than 5% of its outstanding Common Stock; and (iv) all directors and executive officers of the Company as a group. For purposes of this table, “beneficial ownership” includes, as required by applicable regulations, shares over which a person has or shares voting or investment power. Except as otherwise indicated, each of the persons named below has sole voting and investment power with respect to the shares of Common Stock beneficially owned by that person.

AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP

Name	Direct Ownership[a]		Other Ownership		Total Beneficial Ownership	Percent

Alan I. Kirshner	56,317		249	[b]	56,566	*
Anthony F. Markel	151,638		81,392	[c]	233,030	2.35%
Steven A. Markel	251,974		145,322	[d]	397,296	4.00%
Thomas S. Gayner	23,996	[e]	2,447	[f]	26,443	*
Paul W. Springman	18,950	[e]	4,200	[b]	23,150	*
Richard R. Whitt, III	3,994	[g]	—		3,994	*
J. Alfred Broaddus, Jr.	170	[h]	—		170	*
Douglas C. Eby	22	[i]	160	[j]	182	*
Leslie A. Grandis	17,819	[i]	525	[b]	18,344	*
Stewart M. Kasen	9,028	[i]	—		9,028	*
Lemuel E. Lewis	76	[k]	—		76	*
Jay M. Weinberg	1,324	[i]	—		1,324	*
All directors and executive officers as a group	535,308		234,295		769,603	7.74%
Ariel Capital Management, LLC 200 E. Randolph Drive, Suite 2900 Chicago, IL 60601	874,366	[l]	—		—	8.80%

*	Less than 1% of class

[a]

Includes the following shares subject to pledges: (i) 30,000 shares pledged by Mr. Kirshner to secure delivery obligations under variable prepaid forward contracts and 12,690 shares that are pledged by him as collateral for loans; (ii) 138,509 shares pledged by Anthony F. Markel as collateral for loans; (iii) 30,000 shares pledged by Steven A. Markel as collateral for loans; and (iv) 250 shares held by Mr. Whitt in a brokerage margin account with respect to which there are currently no outstanding loans, and 1,095 shares pledged by Mr. Whitt as collateral for loans.

[b]	Owned by spouse as to which beneficial ownership is disclaimed.

[c]

Includes 60,000 shares held in Grantor Retained Annuity Trusts for which Anthony F. Markel is trustee and partial beneficiary. Includes 10,772 shares held in a trust for which Mr. Markel is trustee and may be a partial beneficiary. Includes 2,443 shares held in trust for his children and for which Mr. Markel is trustee and partial beneficiary. Includes 8,177 shares held as trustee for the benefit of Mr. Markel’s children as to which he disclaims beneficial ownership; of these shares, 1,818 are pledged as collateral to secure loans.

[d]

Includes 13,926 shares held in a Grantor Retained Annuity Trust for which Steven A. Markel is trustee and partial beneficiary. Includes 4,375 shares held as trustee and partial beneficiary of a testamentary trust, as to which he disclaims beneficial ownership except with respect to his interest in the trust. Includes 81,726 shares held as co-trustee for the benefit of the Lewis C. Markel Residuary Trust, 21,450 shares held as co-trustee for the benefit of Mr. Kirshner’s children, and 23,845 shares held as co-trustee for the benefit of Anthony F. Markel’s children, as to all of which shares Mr. Markel disclaims beneficial ownership.

[e]	Excludes 5,898 Restricted Stock Units subject to vesting requirements.

[f]	Includes 447 shares held as trustee for the benefit of, and 2,000 shares held by, Mr. Gayner’s wife as to all of which shares Mr. Gayner disclaims beneficial ownership.

[g]	Excludes 3,310 Restricted Stock Units subject to vesting requirements.

[h]	Excludes 1,000 Restricted Stock Units granted to Mr. Broaddus which vest ratably over a five-year period from the date of grant (August 2004) under which shares will not be issued until May 2009.

[i]	Excludes 1,000 Restricted Stock Units which vest ratably over a five-year period from the date of grant (May 2003) under which shares will not be issued until May 2008.

[j]

Includes 160 shares held by TPF Diversified, L.P., of which Time Partners LLC, which is wholly-owned by Mr. Eby, is general partner. Mr. Eby disclaims beneficial ownership in these shares except to the extent of his interest in the partnership.

[k]	Excludes 250 Restricted Stock Units granted to Mr. Lewis under which shares will not be issued until May 2008.

[l]

Based upon an Amended Schedule 13G/A filed on February 13, 2008. According to this filing, Ariel Capital Management, LLC has sole voting power over 719,547 of these shares and sole investment power over 873,982 of these shares.

CORPORATE GOVERNANCE

Committees of the Board of Directors; Director Independence

The Board of Directors has adopted Corporate Governance Guidelines and written charters for the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee. Current copies of the Corporate Governance Guidelines and the written charters for each of these committees are available to security holders on the Company’s website, www.markelcorp.com. Shareholders may also obtain printed copies of the Guidelines and the committee charters by writing Bruce Kay, Vice President of Investor Relations, at 4521 Highwoods Parkway, Glen Allen, Virginia, 23060, or by calling (800) 446-6671.

The Board of Directors held four meetings in 2007. Each director attended at least 75% of the meetings of the Board and all committees on which he served during 2007.

The following table reflects the current membership and the chair of the Audit, Compensation and Nominating/Corporate Governance Committees.

	Audit	Compensation	Nominating/Corporate Governance
J. Alfred Broaddus, Jr.	Member	Member	Member
Douglas C. Eby		Chair	Member
Leslie A. Grandis		Member	Member
Stewart M. Kasen	Chair		Member
Lemuel E. Lewis	Member		Member
Jay M. Weinberg	Member	Member	Chair

The Board has determined that each of Messrs. Broaddus, Eby, Grandis, Kasen, Lewis and Weinberg is “independent” of management under applicable New York Stock Exchange (“NYSE”) rules and categorical standards for determining independence adopted by the Nominating/Corporate Governance Committee. In addition to the applicable NYSE rules and the categorical standards, the Board took into account the various transactions described under “Certain Transactions”; otherwise, the independent directors had no other relationships with the Company. The Board has also determined that each member of the Audit, Compensation and Nominating/Corporate Governance Committees meets applicable NYSE independence standards for service on those committees.

Under the categorical standards, a director is considered independent without further Board determination if the director meets NYSE standards, unless:

•

The director or a member of his or her immediate family is or has been an employee of the Company within the past three years. Employment as an interim Chairman or Chief Executive Officer does not disqualify a director from being independent following that employment.

•

The director or a member of his or her immediate family has received, in any 12 month period within the past three years, more than $100,000 in direct compensation from the Company other than director and committee fees and pension or other forms of deferred compensation.

•

The director or a member of his or her immediate family is, or within the past three years has been, affiliated with, or employed in a professional capacity by, a present or former internal or external auditor of the Company.

•

The director or a member of his or her immediate family is, or within the past three years has been, employed as an executive officer of another company where any of the Company’s present executive officers serve or served at the same time on that company’s compensation committee.

•

The director is an employee, or a member of his or her immediate family is an executive officer, of a company that made payments to or received payments from the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or 2% of such other company’s consolidated gross revenues.

•

The director is a director or trustee, or the director or a member of his or her immediate family is an executive officer, of a tax exempt organization which in any single fiscal year receives contributions from the Company in an amount greater than $1,000,000.

•	The director or a member of his or her immediate family receives discounted goods or services from the Company if the value of such discount exceeds $10,000 in any single fiscal year.

For these purposes “immediate family” means a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares the person’s home.

Executive Sessions; Communications with Directors

The non-management directors meet in executive session without management at each scheduled Board meeting and at such other times as the non-management directors deem appropriate. At each meeting of non-management directors, one of the non-management directors serves as the “chair” or “presiding” director for that meeting. This role is rotated among non-management directors in alphabetical order. Any security holder or other interested party wishing to communicate with the Board of Directors as a whole, the non-management directors or an individual director should write to “Board of Directors,” “Non-Management Directors” or the individual director in care of the Company Secretary at 4521 Highwoods Parkway, Glen Allen, Virginia, 23060. Communications from security holders or other interested parties addressed in this fashion will be sent directly to the Board of Directors, the non-management directors or the individual director, as applicable.

Compensation of Non-employee Directors

The following table sets forth compensation for the Company’s non-employee directors for 2007:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
J. Alfred Broaddus, Jr.	$30,000	$57,000	$8,983	$95,983
Douglas C. Eby	$30,000	$49,748	$8,850	$88,598
Leslie A. Grandis	$30,000	$49,748	$26,523	$106,271
Stewart M. Kasen	$30,000	$49,748	$25,599	$105,347
Lemuel E. Lewis	$37,500	$98,460	$3,540	$139,500
Jay M. Weinberg	$30,000	$49,748	$2,821	$82,569

Each non-employee director is paid an annual fee of $30,000 and reimbursement of expenses incurred in connection with attending meetings. The fee paid to Mr. Lewis covered the 15-month period between his election to the Board in February 2007 and the 2008 Annual Meeting.

Each of Messrs. Broaddus, Eby, Grandis, Kasen and Weinberg has been awarded 1,000 Restricted Stock Units under the Markel Corporation Omnibus Incentive Plan. Each unit represents the right to receive one share of Common Stock. The units vest ratably over five years with no shares to be issued until the end of five years. Messrs. Eby, Grandis, Kasen and Weinberg received grants in 2003 and Mr. Broaddus in 2004. When Lemuel E. Lewis joined the Board in February 2007, he was granted an award of 250 Restricted Stock Units vesting in May

2008, so that he would be on the same cycle with the majority of the Board members on a going forward basis. The amounts shown in the table are the dollar amounts recognized by the Company for financial reporting purposes for 2007 in accordance with FAS 123R. Differences in reported amounts are due to differences in the dates of the awards.

The Company matches up to $5,000 per year in charitable contributions made by each non-employee director. All Other Compensation includes $6,150 for Mr. Broaddus (including $1,150 attributable to a prior year match that was not paid until 2007) and $5,000 each for Mr. Grandis and Mr. Kasen representing matching gifts.

Non-employee directors are also eligible to participate, up to the total amount of fees received by the director, in the Employee Stock Purchase Plan and Bonus Plan (the “Stock Purchase Plan”). Participating directors receive Stock Bonus Awards in accordance with the terms of that plan equal to 10% of the net increase in shares purchased under the plan in a calendar year. Each of the following directors received bonus shares under the Stock Purchase Plan for 2007, with the purchase price for the bonus shares as indicated: Mr. Broaddus ($2,833); Mr. Grandis ($1,410); Mr. Kasen ($486); Mr. Lewis ($3,540); and Mr. Weinberg ($2,821).

Messrs. Kasen, Grandis and Eby have, or have had, “grandfathered” loans under the Stock Purchase Plan Loan Program. All Other Compensation includes $2,613, $2,613 and $8,850, respectively, for Messrs. Kasen, Grandis and Eby representing the difference between the interest rate charged on loans made to them under the Loan Program and 120% of the applicable federal long-term rate at the time the loans were made. In addition, based on the Company’s achievement of growth in book value goals for 2007, Messrs. Kasen and Grandis received incentive payments under the Loan Program of $17,500 each for 2007, which is reflected in All Other Compensation. See “Certain Transactions.”

In 1989, the Company established a Stock Option Plan for Non-Employee Directors (the “Directors Plan”) which provided for one-time awards to non-employee directors of options to purchase 6,000 shares of the Company’s Common Stock. This plan permitted participants to defer receipt of shares of Common Stock upon exercise of options. Mr. Grandis has deferred receipt of 6,000 shares under the Directors Plan and will receive the shares in installments beginning in 2009.

Audit Committee

The purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent auditors’ qualifications and independence; and (iv) the performance of the independent auditors and the performance of the Company’s internal audit function. In addition, the Committee provides an avenue for communication between internal audit, the independent auditors, financial management and the Board.

The Board of Directors has determined that all members of the Audit Committee are “audit committee financial experts” as defined by Item 407(d) of Regulation S-K under the Exchange Act. In making this determination the Board considered, among other things, the experience described under “Election of Directors” above and other relevant experience as summarized below:

Mr. Broaddus-As President of the Federal Reserve Bank of Richmond for eleven years, he had ultimate oversight responsibility for financial and accounting officers preparing financial reports for the bank. A Ph.D. in economics, he spent over 34 years working for the Federal Reserve Bank. He serves on the audit committees of two other publicly traded companies and has supplemented his experience with formal training in accounting issues for corporate directors.

Mr. Kasen-As Chief Executive Officer of several publicly traded companies, he has supervised the chief financial officer and/or other accounting personnel in connection with their preparation of financial statements for the companies. He also has served on the audit committee of other publicly traded companies and has had extensive experience as a private investor in reviewing and analyzing financial statements and periodic reports of numerous public and private businesses.

Mr. Lewis-He has over 30 years of business experience and served for over six years as Chief Financial Officer of Landmark Communications, Inc., a privately held media company, with responsibility for the preparation of the company’s financial statements. In addition, he serves as chairman of the audit committee of the Federal Reserve Bank of Richmond and as a member of the audit committee of another publicly traded company.

Mr. Weinberg-As President of his law firm (for 15 years), he actively supervised the business and financial management of the firm. He has served, or currently serves, on the audit committee of several companies and he has over 40 years of experience as a lawyer serving numerous public and private companies. In his law practice and as a private investor, he has had extensive experience in reviewing and analyzing financial statements and periodic reports of numerous public and private businesses.

The Audit Committee held six meetings during 2007.

Compensation Committee

The Compensation Committee is appointed by the Board to review and approve corporate goals relevant to compensation for executive officers; evaluate executive officer performance and, in light of that performance, approve annual and long-term compensation; administer incentive stock plans; and approve or recommend executive incentive compensation plans and equity-based plans in which executive officers and members of the Board participate. The Committee also discusses succession planning with the Chief Executive Officer and other executive officers and periodically reports its views to the full Board.

The Compensation Committee has full authority over compensation of the executive officers of the Company and makes recommendations to the Board concerning the equity component of the Board’s compensation. The Committee’s authority is not delegated to any other person.

The Committee annually reviews and resets the compensation of the Company’s executive officers taking into account, among other factors, years of service; level of experience; areas of responsibility; the annual rate of inflation; the Company’s operating performance; individual performance; and total compensation opportunities relative to compensation opportunities of other members of management of the Company and its subsidiaries. The Board of Directors conducts an annual review of director compensation, taking into account recommendations from the Committee with respect to equity-based plans in which directors participate. The Committee and the Board consider recommendations from senior management in the course of their review. Neither the Committee nor the Board has retained compensation consultants to assist it in determining the amount or form of compensation for executive officers or directors.

The Compensation Committee held three meetings and acted once by unanimous consent during 2007.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee is appointed by the Board to identify individuals qualified to become Board members; assist the Board in reviewing the independence, skills and characteristics of Board members as well as the size and composition of the Board; recommend to the Board the director nominees for the next annual meeting of shareholders; recommend to the Board nominees for each committee of the Board; and oversee the governance of the Company, including recommending to the Board the Corporate Governance Guidelines for the Company.

While the Committee has not adopted minimum criteria, it considers several qualifications when considering candidates for the Board. The Committee seeks a mix of skills and experience on the part of Board members that will maximize the Board’s effectiveness. Among attributes the Committee takes into account are integrity; leadership and policy making experience; business and financial expertise; government or community service; diversity of experience and of background; and the ability to act in the best interests of all shareholders. Candidates should be committed to representing the long-term interests of all of the shareholders and should not have any interests which conflict with service with the Company. In addition, directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time.

The Committee will consider candidates recommended by shareholders for consideration as directors on the same basis it evaluates other candidates. Any shareholder wishing to recommend a nominee for consideration should write to the Chairman of the Nominating/Corporate Governance Committee in care of the Company Secretary at 4521 Highwoods Parkway, Glen Allen, Virginia, 23060.

The Nominating/Corporate Governance Committee held three meetings during 2007.

Code of Conduct

The Board of Directors has adopted a Code of Conduct which is applicable to all directors and associates, including executive officers. The Company has posted the Code of Conduct on its website, www.markelcorp.com. The Company intends to disclose any amendments to the Code of Conduct, as well as any waivers for directors or executive officers, by posting such information on its website. Shareholders may obtain printed copies of the Code of Conduct by writing Bruce Kay, Vice President of Investor Relations, at 4521 Highwoods Parkway, Glen Allen, Virginia, 23060, or by calling (800) 446-6671.

Review of Transactions with Related Persons

Under the Company’s Code of Conduct, any potential conflict of interest that involves a director or executive officer must be approved by the Board of Directors or a designated committee. At this time, all such transactions are reviewed by the Board. In connection with the Board’s review, the Board is advised of the material facts relating to the transaction and makes a determination whether it is in the best interests of the Company to engage in the transaction.

Certain Transactions

Loan Program

The Company’s Stock Purchase Plan includes a Loan Program. As required by the Sarbanes-Oxley Act, effective July 30, 2002, new loans under the Loan Program are no longer available to directors and executive officers. Existing loans to directors and executive officers continue in accordance with their terms in effect on July 30, 2002.

The Loan Program includes an incentive payment if the Company’s growth in book value goals are met. The incentive payment feature applicable to the “grandfathered” loans for executive officers and directors is based on a five-year compound annual growth in book value as follows:

5-year Average Compound Annual Growth in Adjusted Book Value Per Share	Company Incentive Payment as % of Original Loan Balance

Under 15%	0%
15%	1.25%
16%	2.0%
17%	2.75%
18%	3.5%
19%	4.25%
20%	5%
21%	5.75%
22%	6.5%
23%	7.25%
24%	8.0%
25%	8.75%
Over 25%	Discretionary

The five-year average compound growth in adjusted book value per share for 2007 was 18% and, accordingly, an incentive payment equal to 3.5% of the original loan balance of the “grandfathered” loans was made.

All loans made under the Loan Program bear interest at 3% and are generally due and payable within 10 years of the loan date. The unsecured loans are full recourse and are partially amortizing, requiring a balloon payment at maturity in the case of Messrs. Gayner, Springman and Whitt and are fully amortizing in the case of Messrs. Grandis and Kasen. The loan may be prepaid at any time and must be repaid upon an employee’s termination of employment, or if a non-employee director ceases to be a director. The interest rate and payment terms are adjusted to terms comparable to market rates and terms if a participant sells or pledges the shares purchased under the Loan Program (including bonus shares awarded in connection with the Loan Program) without the Company’s prior consent.

The largest aggregate amount of principal and interest outstanding during 2007 on stock loans made to the named officers and directors was as follows: Douglas C. Eby—$751,748; Thomas S. Gayner—$196,774; Leslie A. Grandis—$103,661; Stewart M. Kasen—$103,661; Paul W. Springman—$857,183; and Richard R. Whitt, III—$79,260. At December 31, 2007, the amount of interest and principal outstanding on stock loans to the named officers and directors was as follows: Douglas C. Eby—$0; Thomas S. Gayner—$168,862; Leslie A. Grandis—$43,955; Stewart M. Kasen—$43,955; Paul W. Springman—$660,249; and Richard R. Whitt, III—$64,454.

Other Transactions

Mr. Kirshner’s spouse, son-in-law and sister-in-law are each employed by a Company subsidiary as Executive Producer, Divisional Vice President and Product Line Team Leader, respectively. For 2007, total compensation to Mr. Kirshner’s spouse was less than $120,000. Total salary and incentive compensation for Mr. Kirshner’s son-in-law and sister-in-law for 2007 were approximately $365,000 and $160,000, respectively.

The Company owns a 2/7th interest in Dominion Citation Group, L.C. (“Dominion”), a limited liability company formed to own and operate a private aircraft. The Company’s investment in Dominion is approximately $294,000. Steven A. Markel also currently owns a 1/7th interest in Dominion. Ownership interests in Dominion entitle the member to use of the aircraft for a specified number of hours at rates believed to be more favorable than those generally available in the market. During 2007, the Company made total payments of approximately $261,000 to Dominion.

McGuireWoods LLP, of which Leslie A. Grandis is a partner, provides legal services to the Company. During 2007, the Company paid McGuireWoods LLP approximately $470,000 for such services.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during 2007 were Messrs. Broaddus, Grandis, Eby and Weinberg. As noted above in “Certain Transactions,” Messrs. Grandis and Eby participated in the Company’s Loan Program, and Mr. Grandis is a partner in McGuireWoods LLP, which provides legal services to the Company.

COMMITTEE REPORTS

Report of the Audit Committee

In performing its oversight role, the Audit Committee has reviewed and discussed the audited financial statements with management and KPMG LLP. The Audit Committee has also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, and has received the written disclosures from KPMG regarding all independence related relationships required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees and other professional standards and regulatory requirements. The Audit Committee has considered whether the provision of non-audit services (none of which related to financial information systems design and implementation) by KPMG is compatible with maintaining independence and has discussed with KPMG their independence. Based on the review and discussions described in this Report, and subject to the limitations on its role and responsibilities described below and in its charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

The Audit Committee performs the oversight role assigned to it by the Board of Directors in its charter. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board and for attesting to the effectiveness of the Company’s internal controls. The members of the Audit Committee are not accountants or auditors and rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that the Company’s financial statements have been prepared in accordance with generally accepted accounting principles or that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States).

Members of the Audit Committee

Stewart M. Kasen, Chairman, J. Alfred Broaddus, Jr., Lemuel E. Lewis, Jay M. Weinberg

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis appearing in this Proxy Statement. Based upon this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Members of the Compensation Committee

Douglas C. Eby, Chairman, J. Alfred Broaddus, Jr., Leslie A. Grandis, Jay M. Weinberg

COMPENSATION DISCUSSION AND ANALYSIS

The Company focuses on a business model under which the combination of underwriting profits and investment returns builds shareholder value over the long term. This focus is reflected in the Company’s compensation philosophy and programs. The Company’s objective is for associates, including the Company’s executive officers, to earn reasonable base salaries and benefits, but have the opportunity to earn significant performance incentives based on underwriting profitability or growth in book value per share, which takes into account both the profits earned from underwriting operations and the earnings on the Company’s investment portfolio. An additional feature is a strong emphasis on equity ownership, with the expectation that it will result in associates thinking and managing the Company’s business like owners.

The following discussion examines each of the key elements of compensation, how they are determined, and how they fit within the overall compensation structure.

Base Salary and Benefits

In general, base salary levels for executive officers are set by the Compensation Committee of the Board of Directors at the minimum levels believed to be sufficient to attract and retain qualified executives when considered with other components of the Company’s compensation structure. The Compensation Committee has not engaged a compensation consultant to assist it in determining appropriate compensation levels, and has not engaged in any formal benchmarking processes. The Committee has instead relied on the general knowledge, experience and good judgment of its members, both with regard to competitive compensation levels and the relative success that has been achieved by the Company. In addition, the Committee takes into account years of service; level of experience; areas of responsibility; the annual rate of inflation; the Company’s operating performance; individual performance; and total compensation opportunities relative to compensation opportunities of other members of management of the Company and its subsidiaries. Because of the significant incentive opportunities available to managers of the Company’s subsidiaries based on operating unit performance, the Committee also evaluates total compensation to executive officers to ensure overall fairness.

In May 2007, Mr. Kirshner’s base salary was increased from $600,000 to $625,000, while the base salaries of Anthony F. Markel and Steven A. Markel were increased from $575,000 to $600,000. These salary increases were in line with the Company’s standard range of salary increases in 2007 and represented the first increase for these three executive officers since July 1, 2005. The base salaries for Messrs. Gayner, Springman and Whitt are also set by the Compensation Committee, taking into account the factors discussed above, upon recommendation of Mr. Kirshner, Anthony F. Markel and Steven A. Markel. In May 2007, the base salaries for Messrs. Gayner and Springman were increased from $475,000 to $500,000 annually, and Mr. Whitt’s base salary was increased from $395,000 to $425,000 annually. The relatively larger increase for Mr. Whitt reflects his more recent assumption of the role of Chief Financial Officer and an effort over time to bring his compensation into an appropriate range for that position.

The Company offers a competitive package of employee welfare benefits, in which executive officers participate on the same basis as other salaried associates. The Company’s Retirement Savings Plan is a defined contribution plan qualified under Sections 401(a) and 401(k) of the Code. Each of the executive officers participated in the plan in 2007 and received the maximum Company match under the plan ($20,250) for the year. There is no supplemental benefit plan for executive officers with respect to the Retirement Savings Plan or any employee welfare plan.

Until December 31, 2004, the Company provided deferred compensation benefits to Mr. Kirshner, Anthony F. Markel and Steven A. Markel in accordance with the terms of their employment contracts, which had been in effect, with some modifications, since 1986. Following the passage of Section 409A of the Code, these arrangements were frozen, and a corresponding increase was made to their base salaries. No new contributions have been made since that date, although the outstanding balances accrue interest at an annual rate of 8%. The deferred compensation benefits payable under these arrangements are unfunded.

Incentive Compensation

The Company’s incentive compensation program for executive officers generally consists of two elements—cash incentive compensation paid under the Executive Bonus Plan and Restricted Stock Units issued under the Omnibus Incentive Plan. All executive officers participate in the Executive Bonus Plan. Messrs. Gayner, Springman and Whitt have received Restricted Stock Unit awards under the Omnibus Incentive Plan. Mr. Kirshner, Anthony F. Markel and Steven A. Markel do not participate in the Omnibus Incentive Plan at their request because of both the substantial ownership of Common Stock they already have and their belief that the benefits of Restricted Stock Unit awards to the Company and to the individuals involved were more significant in the case of other members of management. The lack of participation by these executive officers in the Omnibus Incentive Plan is not reflected in higher bonus opportunities under the Executive Bonus Plan.

Awards under both plans are subject to the achievement of pre-established performance goals. The performance measure used in both plans is the same—five-year average compound growth in book value per share.

Growth in book value per share over a period of several years has been selected as the performance goal under both plans based on a belief that consistent increases in book value will enhance the value of the Company and will, over time, benefit shareholders through higher stock prices. A five-year measurement period has been selected to provide balance between line of sight for actions currently being taken and a long-term perspective in managing the Company’s operations.

Book value calculations may be modified by the Compensation Committee to reflect transactions not in the ordinary course which may affect book value including, but not limited to, share issuances or conversions, share repurchases, dividends or other distributions affecting book value. The Compensation Committee has excluded the effect of share repurchases from book value calculations because the repurchases necessarily reduce book value per share, given the excess of the market price for Common Stock over its book value, and the Committee does not wish to penalize management for recommending repurchases that may be in the best interests of shareholders generally. For the year ending December 31, 2007, the five-year average of the compound growth in book value per share was 18%, on both an adjusted and non-adjusted basis.

As illustrated in the discussion below and in the tabular and other information under “Executive Compensation,” if the Company achieves excellent performance over a multi-year period, Mr. Kirshner, Anthony F. Markel and Steven A. Markel have the potential to receive over two-thirds of their total compensation in the form of incentive compensation, while Messrs. Gayner, Springman and Whitt have the potential to receive over 80% of their total compensation in the form of incentive compensation. While the Company believes it is important to provide incentive compensation at these levels, it believes it is equally important to pay it only as a result of sustained performance and not as a result of performance for any single year.

Executive Bonus Plan

The Executive Bonus Plan has been approved by shareholders. The plan is administered by the Compensation Committee (or a sub-committee). The Compensation Committee has the power and complete discretion to select eligible employees to receive awards and to determine the type of award and its terms and conditions. Executive officers of the Company who the Compensation Committee determines have contributed or who can be expected to contribute significantly to the Company are eligible to receive awards under the plan.

The plan is designed so that payments will not be subject to the $1,000,000 deduction limit under Section 162(m) of the Code. Awards are subject to the achievement of pre-established performance goals and are administered to comply with the requirements of Section 162(m).

As discussed above, performance goals relate to growth in book value. The Compensation Committee sets the amounts payable under each performance award. For each of the named executive officers, the scale for bonus awards currently used is set forth under “Non-Equity Incentive Plan Awards” on page 24. The employee receives the appropriate payment at the end of the performance period (generally, a fiscal year) if the performance goals and other terms and conditions of the award are met. Awards are payable in cash. Under the terms of the plan, the aggregate maximum cash amount payable under the plan to any employee in any year cannot exceed the lesser of 250% of base salary or $2,500,000. Any performance award must be made before the 90th day of the period for which the performance award relates and before the completion of 25% of the period.

In addition, while the Executive Bonus Plan caps incentive compensation paid to any individual at the lesser of 250% of base salary or $2,500,000, the Compensation Committee reserves the right to approve supplementary bonuses above those levels in the case of compound growth in book value per share exceeding 20% or other special circumstances.

Omnibus Incentive Plan

The Compensation Committee approved Restricted Stock Unit awards in February 2007 for Messrs. Gayner, Springman and Whitt, as well as other non-executive officers who are members of management of the Company and its subsidiaries, under the Company’s Omnibus Incentive Plan. Under the awards to Messrs. Gayner, Springman and Whitt, Restricted Stock Units, expressed in dollars as a percentage of base salary, were awarded based on growth in book value per share of Common Stock averaged for the period from January 1, 2003 to December 31, 2007. Each Restricted Stock Unit represents the right to receive one share of Common Stock. The table on page 25 under “Stock Awards” shows the potential value of Restricted Stock Unit grants under the awards, expressed as a percentage of base salary. Awards of Restricted Stock Units are generally administered as performance grants, designed so that payments will not be subject to the $1,000,000 deduction limit under Section 162(m).

As noted above, the five-year average of the compound growth in book value per share from January 1, 2003 through December 31, 2007 was 18%, resulting in an award of 1,605 Restricted Stock Units each to Messrs. Gayner and Springman and 1,364 Restricted Stock Units to Mr. Whitt, based on the closing price of Common Stock on February 26, 2008, the date of determination by the Compensation Committee that the performance conditions had been satisfied. This determination is made annually at a committee meeting held in conjunction with the February meeting of the Board of Directors or, if the necessary financial information is not available at that time, as soon as practicable thereafter.

Messrs. Gayner, Springman and Whitt have the potential to earn equal amounts of incentive compensation in the form of cash and Restricted Stock Units. Paying a substantial portion of incentive compensation in Restricted Stock Units has the advantage of both increasing the executive officers’ equity ownership in the Company (which is aligned with the Company’s emphasis on equity ownership by associates) and furnishing a retention incentive (i.e., the executive officer must remain employed by the Company in order to be assured of vesting in the stock).

Stock Ownership Guidelines

The Company places a strong emphasis on equity ownership by executive officers and other members of senior management. The Board of Directors has adopted stock ownership guidelines that require executive officers to acquire and maintain ownership of Common Stock with a value at least equal to five times base salary and other members of senior management to acquire and maintain ownership of Common Stock with a value at least equal to three times base salary. Newly hired or newly promoted executives are expected to reach these minimum levels of ownership within three to five years. Restricted Stock Unit awards are not considered “owned” for this purpose until fully vested, nor are shares as to which the economic risks of ownership are hedged. All executive officers meet or exceed these guidelines, except Mr. Whitt, who was promoted to his current position in May 2005 and who currently owns Common Stock equal in value to over four times his base salary.

Perquisites

The Company provides limited perquisites to its executive officers as described in the footnotes to the Summary Compensation Table. The principal perquisite offered to executive officers is the ability to receive investment advisory services from Markel-Gayner Asset Management Corporation, a subsidiary of the Company, at a discounted rate, which the Company believes is an efficient way for the Company to assist executive officers, if they so choose, with management of their personal or family investment portfolios.

Employment Agreements

The Company has entered into employment agreements with each of its executive officers. The material terms of these agreements and the severance benefits payable under various scenarios are described under the heading “Potential Payments Upon Termination or Change in Control.”

Each of the employment agreements provides assurances to the Company with regard to the availability of the executive’s services, provides protection for the Company’s confidential information and trade secrets, and restricts the ability of the executive officers to compete with the Company during their employment and after its termination. In return, the executive officers are provided assurances with regard to salary, other compensation and benefits, as well as severance benefits if their employment is terminated by the Company other than for “cause.” For this purpose, “cause” includes neglect of duties; willful misconduct; conduct that may result in material injury to the reputation of the Company; active disloyalty; inability to maintain or obtain required regulatory approvals; or breach of obligations relating to confidential information, trade secrets or restrictions on competing with the Company.

In addition, Messrs. Gayner, Springman and Whitt are provided additional assurances following a Change in Control. In such a situation, they would receive enhanced severance benefits, but only if their employment were terminated without cause or if they chose to terminate their employment for “Good Reason.” See “Potential Payments Upon Termination or Change in Control” for a description of the benefits payable and for definitions of these terms. This additional “double trigger” protection has been provided to Messrs. Gayner, Springman and Whitt because they are considered more vulnerable in a Change in Control context due to their positions with the Company, their relative levels of equity ownership and the stage of their careers. The employment agreements for Mr. Kirshner, Anthony F. Markel and Steven A. Markel do not include additional Change in Control protections because they are not perceived to be necessary in their cases.

None of the employment agreements with the Company’s executive officers include provisions for tax gross-ups, in respect of the “parachute payment” tax imposed by Section 280G of the Code or otherwise.

Tax and Accounting Treatment

Section 162(m) of the Code imposes a $1,000,000 limit on the amount of U. S. compensation that will be deductible for U. S. tax purposes by the Company with respect to each of the Chief Executive Officer and the four other most highly compensated executive officers. Performance-based compensation (such as Restricted Stock Unit awards and cash incentive payments under the Executive Bonus Plan described above) that meets certain requirements will not be subject to the deduction limit. The Compensation Committee retains discretion to make bonus payments outside of the Executive Bonus Plan or to award grants under the Omnibus Incentive Plan that will count against the $1,000,000 limit, but the Committee does not currently expect to do so on a regular basis. The Compensation Committee will continue to monitor the impact of the Section 162(m) limit and will attempt to minimize the loss of tax deductions in future years as long as doing so is consistent with its objectives for management compensation.

Compensation expense with respect to Restricted Stock Units under the Omnibus Incentive Plan is fixed for accounting purposes based on the fair value of the award at the grant date, i.e., the date on which the Compensation Committee determines the number of Restricted Stock Units to be awarded. The compensation expense is recognized over the period ending when the awards vest.

EXECUTIVE COMPENSATION

The following table provides compensation information for the Company’s principal executive officer, principal financial officer and other executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Stock Awards ($)		Non-Equity Incentive Plan Compensation ($)		Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total Compensation ($)
Alan I. Kirshner Chairman and Chief Executive Officer	2007 2006	$ $	615,385 600,000		-0- -0-	$ $	937,500 600,000	$ $	6,842 6,336	$ $	49,093 44,207	$ $	1,608,820 1,250,543

Anthony F. Markel President and Chief Operating Officer	2007 2006	$ $	590,385 575,000		-0- -0-	$ $	900,000 525,000	$ $	31,382 29,474	$ $	60,479 58,369	$ $	1,582,696 1,187,843

Steven A. Markel Vice Chairman	2007 2006	$ $	590,385 575,000		-0- -0-	$ $	900,000 575,000	$ $	23,850 21,833	$ $	74,301 66,897	$ $	1,588,265 1,238,730

Thomas S. Gayner Executive Vice President and Chief Investment Officer	2007 2006	$ $	490,385 462,019	$ $	389,300 269,262	$ $	750,000 712,500		-0- -0-	$ $	42,850 34,221	$ $	1,672,535 1,478,002

Paul W. Springman Executive Vice President	2007 2006	$ $	490,385 462,019	$ $	389,300 269,292	$ $	750,000 712,500		-0- -0-	$ $	87,500 71,742	$ $	1,717,185 1,515,523

Richard R. Whitt, III Senior Vice President and Chief Financial Officer	2007 2006	$ $	413,462 353,462	$ $	238,900 138,220	$ $	637,500 592,500		-0- -0-	$ $	59,546 152,550	$ $	1,348,898 1,236,732

In accordance with applicable rules of the Securities and Exchange Commission, the Summary Compensation Table omits information regarding group life, health, hospitalization and medical reimbursement plans that do not discriminate in scope, terms or operation in favor of executive officers or directors and that are available generally to all salaried employees. This table also excludes the value of perquisites if they do not exceed $10,000.

Messrs. Gayner, Springman and Whitt have been awarded Restricted Stock Units under the Company’s Omnibus Incentive Plan. See “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End.” The amounts shown in the table under “Stock Awards” are the dollar amounts recognized by the Company for financial reporting purposes in accordance with FAS 123R.

Non-Equity Incentive Plan Compensation consists of amounts paid under the Company’s Executive Bonus Plan. See “Grants of Plan-Based Awards—Non-Equity Incentive Plan Awards” for a discussion of these payments and to compare amounts actually paid out as reflected in the Summary Compensation Table with potential payouts at various performance levels.

Nonqualified Deferred Compensation Earnings for Mr. Kirshner, Anthony F. Markel and Steven A. Markel represent the difference between 8%, the rate at which amounts of deferred compensation previously set aside accrue interest, and 5.72%, which is 120% of the applicable federal long-term rate at the time the obligation was incurred.

All Other Compensation includes the following:

•	The Company’s contributions under the Company’s Retirement Savings (401(k)) Plan in the amount of $20,250 (2007) and $19,800 (2006) for each person named in the Summary Compensation Table.

•

For Mr. Gayner, $6,300 in 2007 and $7,221 in 2006; for Mr. Springman, $23,541 in 2007 and $28,679 in 2006; and for Mr. Whitt, $2,356 in 2007 and $2,841 in 2006, representing the difference between the interest rate charged on loans made to them under the Stock Purchase Plan Loan Program and 120% of the applicable federal long-term rate at the time the loan was made. In addition, based on the Company’s achievement of growth in book value goals, Messrs. Gayner, Springman and Whitt received incentive payments under the Loan Program of $12,600, $40,710 and $6,126, respectively, for 2007 and $7,200, $23,262 and $3,500, respectively, for 2006.

•

Markel-Gayner Asset Management Corporation, a Company subsidiary, provides investment advisory services to the Company and private clients. Directors and executive officers of the Company may receive a 50% discount on the fees charged by Markel-Gayner. The amount of the discount included in All Other Compensation for the following individuals and/or trusts or other entities related to them was as follows: Alan I. Kirshner—$24,343 (2007) and $24,407 (2006); Anthony F. Markel—$36,667 (2007) and $35,646 (2006); and Steven A. Markel—$50,231 (2007) and $44,297 (2006).

•	Mr. Whitt received tax equalization payments of $27,914 (2007) and $126,409 (2006) associated with his prior assignment to Markel International Limited in London.

•

The only other perquisites provided were income tax preparation services for certain executive officers in 2006, which did not exceed $3,000 for any individual; physical examinations in 2007, which did not exceed $4,500 for any individual; personal use of Company vehicles, which totaled $562 in 2007; and incidental perquisites associated with maintaining an office.

GRANTS OF PLAN-BASED AWARDS

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards*				Estimated Possible Payouts Under Equity Incentive Plan Awards**			All Other Stock Awards: Number of Units (#)	Grant Date Fair Value of Stock Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Alan I. Kirshner	2/22/2007	$312,500	$625,000	$1,562,500
Anthony F. Markel	2/22/2007	$300,000	$600,000	$1,500,000
Steven A. Markel	2/22/2007	$300,000	$600,000	$1,500,000
Thomas S. Gayner	2/22/2007	$250,000	$500,000	$1,250,000	$250,000	$500,000	$1,000,000	1,447	$712,358
Paul W. Springman	2/22/2007	$250,000	$500,000	$1,250,000	$250,000	$500,000	$1,000,000	1,447	$712,358
Richard R. Whitt, III	2/22/2007	$212,500	$425,000	$1,062,500	$212,500	$425,000	$850,000	1,204	$592,729

*	Payments in excess of 200% of base salary are at the discretion of the Compensation Committee. The Executive Bonus Plan caps awards at 250% of base salary, which is the amount shown under the “Maximum” column. The Compensation Committee reserves the right to approve supplementary bonuses above these levels in the case of compound growth in book value per share exceeding 20% or in other special circumstances.

**	When targets are set, potential awards are expressed as a percentage of salary (with the reference amount being base salary at year end). The number of units awarded is determined by dividing the dollar amount by the fair market value of Common Stock on the date that the Compensation Committee certifies that the performance goals have been met. Awards in excess of 200% of base salary may be made at the discretion of the Compensation Committee.

This table shows all grants of awards under the Company’s incentive plans made during 2007. Amounts shown for Messrs. Gayner, Springman and Whitt in the “All Other Stock Awards” column are Restricted Stock Units awarded to them in February 2007 with respect to achievement of 2006 performance goals. The “Grant Date Fair Value of Stock Awards” column shows the fair value of these awards for financial reporting purposes under FAS 123R. The remaining columns represent compensation potentially payable for 2007.

Amounts shown in the “Non-Equity Incentive Plan Awards” and “Equity Incentive Plan Awards” columns for all executive officers reflect potential payouts for 2007 to each executive officer at threshold, target and maximum performance levels. To compare these potential payouts with amounts actually paid, see the Summary Compensation Table and the discussion below under “Non-Equity Incentive Plan Awards” and “Stock Awards.”

Non-Equity Incentive Plan Awards

For 2007, all named executive officers received awards under the Company’s Executive Bonus Plan, expressed as a percentage of base salary, based on the five-year average of the compound growth in book value per share of Common Stock as reflected in the schedule below. The five-year average of the compound growth in book value for the period ending December 31, 2007 was 18%, yielding a bonus of 150% of base salary. Actual payments to the executive officers under the Executive Bonus Plan are shown in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.”

Average Compound Growth In Book Value Per Share	Bonus as % of Base Salary under the Plan

Under 11%	0%
11%	50%
12%	60%
13%	70%
14%	80%
15%	90%
16%	100%
17%	125%
18%	150%
19%	175%
20%	200%
21% and above	*

*	Amounts in excess of 200% of base salary may be paid at this performance level in the discretion of the Compensation Committee.

Stock Awards

The Compensation Committee also approved performance-based Restricted Stock Unit awards for Messrs. Gayner, Springman and Whitt in February 2007 under the Company’s Omnibus Incentive Plan. Each unit represents the right to receive one share of Common Stock. Under the awards, Restricted Stock Units, expressed in dollars as a percentage of base salary, are awarded based on growth in book value per share of Common Stock averaged for the period from January 1, 2003 to December 31, 2007. The schedule below shows potential Restricted Stock Unit grants under awards, expressed as a percentage of base salary. The five-year average compounded growth in book value was 18%, resulting in aggregate payouts at a level of 150% of base salaries. As a result, Messrs. Gayner and Springman each received 1,605 Restricted Stock Units in February 2008, and Mr. Whitt received 1,364 Restricted Stock Units. The number of Restricted Stock Units is based on the closing price of Common Stock on the NYSE on February 26, 2008, the date on which the Compensation Committee certified achievement of performance goals. The Restricted Stock Units are generally subject to a five-year cliff vesting schedule that ends on December 31, 2012. See “Outstanding Equity Awards at Fiscal Year-End” for additional information on vesting.

Average Compound Growth In Book Value Per Share	Restricted Stock Units as % of Base Salary under the Plan

Under 11%	0%
11%	50%
12%	60%
13%	70%
14%	80%
15%	90%
16%	100%
17%	125%
18%	150%
19%	175%
20%	200%
21% and above	*

*	Additional Units, in excess of 200% of base salary, may be awarded at these performance levels in the discretion of the Compensation Committee.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Thomas S. Gayner	4,293*	$2,108,292
Paul W. Springman	4,293*	$2,108,292
Richard R. Whitt, III	1,946**	$ 955,681

*	Restricted Stock Units for Messrs. Gayner and Springman vest at December 31 of the indicated years as follows: 2008-1,238; 2009-1,087; 2010-521; and 2011-1,447.

**	Restricted Stock Units for Mr. Whitt vest of December 31 of the indicated years as follows: 2008-232; 2009-145; 2010-365; and 2011-1,204.

The stock awards reflected in the table are Restricted Stock Units under the Company’s Omnibus Incentive Plan awarded for performance in the years 2003-2006. Values are based on the fair market value of shares of Common Stock on December 31, 2007 ($491.10 per share). The Restricted Stock Units provide for “cliff” vesting (i.e., all at once, not ratably) five years after the end of the year for which the award is made. Early vesting, in whole or in part, may occur upon death, disability, retirement, following a change in control and job loss or if the Compensation Committee determines the executive had an approved termination of employment. Even upon early vesting the shares will generally not be issued until the end of the five-year period. The awards and shares received under them may be subject to forfeiture and/or partial recapture if (i) the executive is terminated for cause, (ii) the executive becomes associated with a business that competes with the Company, or (iii) the Committee determines the executive has engaged in conduct detrimental to the interests of the Company. Holders of Restricted Stock Units are not entitled to receive any dividends before vesting and issuance of the shares underlying the units.

OPTION EXERCISES AND STOCK VESTED

No named executive officers have any outstanding stock options. No restricted stock or Restricted Stock Units vested for any of the named executive officers during the last fiscal year.

NONQUALIFIED DEFERRED COMPENSATION

Name	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Balance at December 31, 2007 ($)
Alan I. Kirshner	$ 24,008	$ 324,114
Anthony F. Markel	$111,693	$1,507,849
Steven A. Markel	$ 82,735	$1,116,925

Employment agreements between the Company and Mr. Kirshner, Anthony F. Markel and Steven A. Markel previously provided for Company contributions to deferred compensation accounts. In response to the adoption of Section 409A of the Code, which among other matters imposes excise taxes on certain types of deferred compensation, the agreements were amended as of January 1, 2005 to eliminate ongoing deferrals while “grandfathering” deferrals made before December 31, 2004. Amounts of deferred compensation previously set aside continue to accrue interest at the rate of 8% per annum compounded annually. The deferred compensation benefit is payable at a time elected by the executive or, failing an election, upon the executive’s death or termination of employment. Payments may be limited to the extent necessary to prevent the payments from becoming non-deductible to the Company under Section 162(m) of the Code. The amounts in the “Aggregate Balance” column that represent Company contributions were reported as compensation in the Summary Compensation Table in previous years.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The Company has entered into employment agreements with Mr. Kirshner, Anthony F. Markel and Steven A. Markel which provide for the employment of those individuals as executive officers. Each agreement has an initial term of one year and is automatically renewed for additional terms of one year unless either party gives 90 days notice of non-renewal. If the Company chooses not to renew, the Company will be deemed to have terminated the executive’s employment without cause.

Each executive has agreed to preserve the confidentiality of the Company’s proprietary data and has also agreed not to compete with the Company for a period of 24 months following termination. Upon an executive’s death or disability, the Company will continue to pay base salary for twelve months. If the agreement is terminated by the Company for cause or voluntarily by the executive, the Company’s obligations under the agreement will terminate. If the agreement is terminated by the Company without cause, the Company will pay the executive his base salary and provide continuing benefits for 24 months from the date of termination (beginning six months after termination if certain provisions of Section 409A of the Code apply). In addition, subject to compliance with the covenants in his employment agreement regarding confidentiality and non-competition, at the end of the 24-month period, the executive will be entitled to receive a lump sum payment equal to twice the amount of bonus, if any, paid to him for the calendar year preceding the year in which termination occurs. The agreements also provide for annual salary reviews, bonuses by the Board of Directors, five weeks of annual vacation and participation in health, 401(k) and other benefit plans available to all U.S. employees.

The Company has entered into similar agreements with Messrs. Gayner, Springman and Whitt, with differences principally in the duration of the non-competition provision (which extends for twelve months), in termination compensation, and in the absence of any provision for deferred compensation.

These agreements provide for the payment of salary and benefits for twelve months if the executive’s employment is terminated without cause or, following a Change in Control, the executive voluntarily terminates employment for Good Reason. Following a Change in Control, in the case of either termination without cause or voluntary termination for Good Reason but subject to compliance with the covenants in his employment agreement regarding confidentiality and non-competition, the executive will also be entitled to receive a lump sum payment at the end of the 12-month period equal to the amount of bonus, if any, paid to him for the calendar year preceding the year in which termination occurs.

For these purposes “Good Reason” means a reduction in aggregate salary and bonus opportunity; a material reduction in duties or responsibilities; a material change in working conditions compared to similarly situated executives; or a change by more than 50 miles in the location from which the executive is expected to perform his duties.

“Change in Control” means generally the liquidation or dissolution of the Company; the acquisition of 20% or more of the Company’s outstanding shares; a business combination involving the Company; or a change in a majority of the incumbent Board of Directors of the Company, in each case unless the owners of 50% or more of the Company’s outstanding voting securities before the transaction remain the owners of 50% or more of the outstanding voting securities of the Company or other resulting entity following a transaction.

The estimated payments and benefits that would be provided upon termination under the various scenarios set forth above are quantified in the following table, assuming termination of employment took place on December 31, 2007. If the executive breached the covenants in his employment agreement regarding competition or confidential information, the Company would not be obligated to continue making payments.

Name	Death or Disability	Termination for Cause or Voluntary Termination by Executive	Termination without Cause		Termination for Good Reason After Change in Control*
Alan I. Kirshner Payments Benefits	$625,000 -0-	-0- -0-	$ $	2,450,000 15,774		N/A
Anthony F. Markel Payments Benefits	$600,000 -0-	-0- -0-	$ $	2,250,000 15,774		N/A
Steven A. Markel Payments Benefits	$600,000 -0-	-0- -0-	$ $	2,350,000 15,774		N/A
Thomas S. Gayner Payments Benefits	$500,000 -0-	-0- -0-	$ $	500,000 7,887	$ $	1,212,500 7,887
Paul W. Springman Payments Benefits	$500,000 -0-	-0- -0-	$ $	500,000 7,887	$ $	1,212,500 7,887
Richard R. Whitt, III Payments Benefits	$425,000 -0-	-0- -0-	$ $	425,000 7,887	$ $	1,017,500 7,887

*	If Messrs. Gayner, Springman and Whitt were terminated without cause following a Change in Control, they would receive payments as described in this column.

Messrs. Gayner, Springman and Whitt have received Restricted Stock Unit awards under the Company’s Omnibus Incentive Plan that have not yet vested. If, within twelve months following a Change in Control, their employment were terminated involuntarily or they voluntarily terminated employment for Good Reason, all outstanding terms and conditions on the Restricted Stock Units would be deemed fully satisfied and vested. See “Outstanding Equity Awards at Fiscal Year-End” for a summary of outstanding Restricted Stock Units at December 31, 2007.

In addition, under the circumstances described above, all outstanding Performance Grants under the Omnibus Incentive Plan would be deemed fully earned. At December 31, 2007, that would have resulted in the issuance of shares of Common Stock to Mr. Gayner worth $1,000,000; shares to Mr. Springman worth $1,000,000; and shares to Mr. Whitt worth $850,000.

Equity Compensation Plan Information

The following table presents information as of December 31, 2007 with respect to compensation plans under which shares of the Company’s Common Stock are authorized for issuance.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights (including Restricted Stock Units)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans[a]
Equity Compensation Plans Approved by Shareholders	34,420	[b]	$0	205,577	[c]
Equity Compensation Plans Not Approved by Shareholders	254	[d]	$0	0

Total	34,674		$0	205,577

[a]

This column excludes shares to be issued in respect of outstanding Restricted Stock Units under the Omnibus Incentive Plan (see note b) and shares to be issued upon exercise of outstanding options under the Octavian Stock Option Plan (see note d).

[b]

The Company has no outstanding options, warrants or rights under the Omnibus Incentive Plan. Amounts reported represent shares to be issued in respect of outstanding Restricted Stock Units under the Omnibus Incentive Plan.

[c]	Includes 115,580 shares of Common Stock eligible for issuance under the Omnibus Incentive Plan and 89,997 available for issuance or purchase on the open market under the Stock Purchase Plan.

[d]	Outstanding options under Octavian Stock Option Plan.

Summary Description of the Company’s Equity Compensation Plans Not Approved by Shareholders

Octavian Stock Option Plan

In connection with the Company’s acquisition of Markel International in March 2000, the Company provided for the conversion of options under Markel International’s Octavian Stock Option Plan (“Octavian Plan”) into options to purchase Common Stock. The Octavian Plan has not been approved by shareholders. The Octavian Plan provides for the grant of options to former and current members of management of Octavian (now Markel Syndicate Management Limited) based on profit commissions receivable by Markel Syndicate Management for the 1997 to 2000 years of account at Lloyd’s. All outstanding options have a nominal exercise price and are fully exercisable. Options expire seven years from the date of grant. No further options will be issued under this plan.

OTHER MATTERS

The Board of Directors knows of no other matters which will be brought before the meeting. However, if any other matters are properly presented, or if any question arises as to whether any matter has been properly presented and is a proper subject for shareholder action, the persons named as proxies in the accompanying proxy intend to vote the shares represented by such proxy in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR NEXT MEETING

Any shareholder desiring to make a proposal to be acted upon at the 2009 Annual Meeting of Shareholders must present the proposal to the Company at its principal executive offices in Glen Allen, Virginia, no later than November 24, 2008 in order for the proposal to be included in the Company’s proxy materials. Any such proposal should meet the applicable requirements of the Exchange Act and the rules and regulations thereunder.

In addition, any shareholder otherwise wishing to bring a matter (other than the nomination of a director) before the annual meeting must give notice in writing to the Secretary of the Company, by registered or certified United States mail, delivered by February 12, 2009. The notice must set forth as to each matter to be brought before the meeting (i) a brief description of the business to be brought before the meeting, including the complete text of any resolutions to be presented for a vote, (ii) the name and address of record of the shareholder making the proposal, (iii) the number of shares of Common Stock beneficially owned by the shareholder, and (iv) any material interest of the shareholder in the business to be brought before the meeting. Any matter brought before the meeting of shareholders other than in compliance with these procedures may be ruled out of order by the chairman of the meeting.

Any shareholder wishing to nominate a director at the 2009 Annual Meeting must give notice in writing of the proposed nomination to the Secretary of the Company, by registered or certified United States mail, delivered not less than 60 days in advance of the meeting (except that, if public disclosure of the meeting is made less than 70 days before the meeting, the notice must be delivered within ten days following such public disclosure). The notice must set forth (i) the name and address of record of the shareholder making the nomination and the name and address of the nominee(s), (ii) the number of shares of Common Stock beneficially owned by the shareholder, (iii) a description of all arrangements or understandings between or among the shareholder and each nominee and any other person or persons (naming such person or persons) in accordance with which the nomination is being made by the shareholder, (iv) information regarding each nominee equivalent to that required to be included in a proxy statement filed under the rules of the Securities and Exchange Commission if the nominee had been nominated by the Board of Directors, and (v) a consent of the nominee to serve as a director, if elected. Any nomination brought before the meeting other than in compliance with these procedures may be ruled out of order by the chairman of the meeting.

By Order of the Board of Directors

D. Michael Jones

Secretary

March 24, 2008

MARKEL CORPORATION

Proxy Solicited on Behalf of the Board of Directors for

Annual Meeting of Shareholders to be Held May 13, 2008

The undersigned, having received the Annual Report to Shareholders and the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, hereby appoints Alan I. Kirshner, Anthony F. Markel and Steven A. Markel (each with power to act alone) as proxies, with full power of substitution, and hereby authorizes them to represent and vote, as directed below, all the shares of Common Stock of Markel Corporation, held of record by the undersigned on March 7, 2008, at the Annual Meeting of Shareholders to be held on May 13, 2008, and any adjournment thereof.

(Please date and sign on the reserve side.)

ANNUAL MEETING OF SHAREHOLDERS OF

MARKEL CORPORATION

May 13, 2008

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1. Election of Directors:					FOR	AGAINST	ABSTAIN
		NOMINEES: m J. Alfred Broaddus, Jr. m Douglas C. Eby m Leslie A. Grandis m Stewart M. Kasen m Alan I. Kirshner m Lemuel E. Lewis m Anthony F. Markel m Steven A. Markel m Jay M. Weinberg		2. To ratify the selection of KPMG LLP by the Audit Committee of the Board of Directors as the Company’s independent registered public accounting firm for the year ending December 31, 2008.	☐	☐	☐
☐	FOR ALL NOMINEES

☐	WITHHOLD AUTHORITY
	FOR ALL NOMINEES				FOR	AGAINST	ABSTAIN
				3. To approve performance criteria under the Company’s Omnibus Incentive Plan.	☐	☐	☐
☐	FOR ALL EXCEPT
(See instructions below)

4.   In their discretion, on such other matters as may properly come before the meeting, or, if any nominee listed in Proposal 1 above is unable to serve for any reason, to vote or refrain from voting for a substitute nominee or nominees.

This proxy when properly executed will be voted as directed. WHERE NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 and 3.
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●
PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.